Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF THE
SERIES B CONVERTIBLE PREFERRED STOCK OF
APPLIED DNA SCIENCES, INC.

I, James A. Hayward, hereby certify that I am the Chief Executive Officer of Applied DNA Sciences, Inc. (the “Company”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board on July ___, 2013 adopted the following resolutions creating a series of 5,500 shares of Preferred Stock designated as Series B Convertible Preferred Stock, none of which shares have been issued:

RESOLVED, that the Board designates the Series B Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:

TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

1.      Designation and Number of Shares; Defined Terms. There shall hereby be created and established a series of preferred stock of the Company designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The authorized number of shares of Series B Preferred stock shall be 5,500 shares. Each share of Series B Preferred Stock shall have a par value of $0.001.  Any capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 22 hereof, or if not so defined in Section 22 hereof, in the Securities Purchase Agreement (as defined in Section 22 hereof).

2.      Ranking. Except to the extent that the holders of at least a majority of the outstanding shares of Series B Preferred Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below) in accordance with Section 11, all shares of capital stock of the Company (including, without limitation, Common Stock) shall be junior in rank to all shares of Series B Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the shares of Series B Preferred Stock. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Company shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the shares of Series B Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the shares of Series B Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the date on which no shares of Series B Preferred Stock remain outstanding.

3.      Dividends. The Series B Preferred Stock shall not be entitled to any dividends, except as set forth in the next sentence below.  From and after the first date of issuance of any shares of Series B Preferred Stock (the “Initial Issuance Date”), each holder of a share of Series B Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) per share equal to any dividends declared, set apart for or paid upon any Junior Stock or Parity Stock.

4.      Conversion. Each share of Series B Preferred Stock shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below) on the terms and conditions set forth in this Section 4.

(a)           Holder’s Conversion Right. Subject to the provisions of Section 4(e), at any time or times on or after the Initial Issuance Date, each Holder shall be entitled to convert any whole number of shares of Series B Preferred Stock into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 4(c) at the Conversion Rate (as defined below).

(b)           Conversion Rate. The number of validly issued, fully paid and non-assessable shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock pursuant to Section 4(a) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any shares of Series B Preferred Stock. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c)           Mechanics of Conversion. The conversion of each share of Series B Preferred Stock shall be conducted in the following manner:

(i)           Holder’s Conversion. To convert a share of Series B Preferred Stock into validly issued, fully paid and non-assessable shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (whether via facsimile or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the share(s) of Series B Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. If required by Section 4(c)(vi), within five (5) Trading Days following a conversion of any such Series B Preferred Stock as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Series B Preferred Stock (the “Preferred Share Certificates”) so converted as aforesaid.

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(ii)           Company’s Response. Not later than the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Company’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (1) provided that the Transfer Agent is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of shares of Series B Preferred Stock represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 4(c)(vi) is greater than the number of shares of Series B Preferred Stock being converted, then the Company shall if requested by such Holder, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of shares of Series B Preferred Stock not converted.  Notwithstanding anything to the contrary above or elsewhere in this instrument, the Company shall cause its Transfer Agent to at all times participate in the DTC Fast Automated Securities Transfer Program and shall, in all cases, cause the issuance and transfer of all shares of Common Stock to which any Holder or its designee is entitled under this instrument to be transferred and issued by credit to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian System.

(iii)           Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of shares of Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

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(iv)           Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, to issue to a Holder within three (3) Trading Days after the Company’s receipt of a Conversion Notice (whether via facsimile or otherwise), a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any shares of Series B Preferred Stock (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to such Holder, such Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any shares of Series B Preferred Stock that have not been converted pursuant to such Holder’s Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to the terms of this Certificate of Designations or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of a Conversion Notice (whether via facsimile or otherwise), the Company shall fail to issue and deliver a certificate to such Holder and register such shares of Common Stock on the Company’s share register or credit such Holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be), and if on or after such third (3rd) Trading Day such Holder (or any other Person in respect, or on behalf, of such Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Holder so anticipated receiving from the Company, then, in addition to all other remedies available to such Holder, the Company shall, within three (3) Business Days after such Holder’s request and in such Holder’s discretion, either (i) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (ii). Immediately following the voiding of a Conversion Notice as aforesaid, the Fixed Conversion Price of any shares of Series B Preferred Stock returned or retained by such Holder for failure to timely convert shall be adjusted to the lesser of (I) the Fixed Conversion Price relating to the voided Conversion Notice and (II) the lowest Closing Bid Price of the Common Stock during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

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(v)           Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder (if more than one Holder exists) for the same Conversion Date and the Company can convert some, but not all, of such shares of Series B Preferred Stock submitted for conversion, the Company shall convert from each Holder electing to have shares of Series B Preferred Stock converted on such date a pro rata amount of such Holder’s shares of Series B Preferred Stock submitted for conversion on such date based on the number of shares of Series B Preferred Stock submitted for conversion on such date by such Holder relative to the aggregate number of shares of Series B Preferred Stock submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of shares of Series B Preferred Stock, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 20.

(vi)           Book-Entry. Notwithstanding anything to the contrary set forth in this Section 4, upon conversion of any shares of Series B Preferred Stock in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing the shares of Series B Preferred Stock to the Company following conversion thereof unless (A) the full or remaining number of shares of Series B Preferred Stock represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 4(c)(vi)) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of shares of Series B Preferred Stock upon physical surrender of any shares of Series B Preferred Stock. Each Holder and the Company shall maintain records showing the number of shares of Series B Preferred Stock so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the shares of Series B Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of such Holder establishing the number of shares of Series B Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series B Preferred Stock, the number of shares of Series B Preferred Stock represented by such certificate may be less than the number of shares of Series B Preferred Stock stated on the face thereof.  Each certificate for shares of Series B Preferred Stock shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES B PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 4(c)(vi) THEREOF. THE NUMBER OF SHARES OF SERIES B PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES B PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 4(c)(vi) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES B PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

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(d)           Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of shares of Series B Preferred Stock.

(e)           Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Designations, the shares of Series B Preferred Stock held by a Holder shall not be convertible by such Holder, and the Company shall not effect any conversion of any shares of Series B Preferred Stock held by such Holder (including, without limitation, pursuant to Section 4 hereof), to the extent (but only to the extent) that such Holder or any of its affiliates would beneficially own in excess of 9.9% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether the shares of Series B Preferred Stock held by such Holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such Holder or any of its affiliates with a similar limitation on conversion or exercise or exchange or otherwise) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such Holder and its affiliates with similar limitations on conversion or exercise or exchange or otherwise) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability of a Holder to convert shares of Series B Preferred Stock, or of the Company to issue shares of Common Stock to such Holder, pursuant to this Section 4(e) shall have any effect on the applicability of the provisions of this Section 4(e) with respect to any subsequent determination of convertibility or issuance (as the case may be). For purposes of this Section 4(e), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. For clarification, the foregoing calculation of beneficial ownership takes into account all securities which give rise to beneficial ownership by Holder or its affiliates of such Common Stock under such rules and regulations and not solely the Preferred Stock held by Holder or its affiliates.  The provisions of this Section 4(e) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 4(e) to correct this Section 4(e) (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 4(e) shall apply to a successor holder of shares of Series B Preferred Stock. The holders of Common Stock shall be third party beneficiaries of this Section 4(e) and the Company may not waive this Section 4(e) without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of a Holder, the Company shall within one (1) Business Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Certificate of Designations or securities issued pursuant to the other Transaction Documents.

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(f)           Company Conversion Right.  Provided that no Equity Condition Failure then exists, the Company shall have the right during the ten (10) Trading Days immediately following the Second Closing to effectuate one or more conversions hereunder of all or any portion of the then outstanding Series B Preferred Stock at the Non-Fixed Conversion Price.  To the extent that the limitations set forth in paragraph (e) above limit the number of shares of Series B Preferred Stock that may be so converted, the Company shall have the right to so convert such number of shares of Series B Preferred Stock at such Non-Fixed Conversion Price as would not give rise to a violation of the limitation set forth in paragraph (e) above and the ten (10) Trading Day period referred to above shall be extended for such period of time as may be necessary to allow the Company to effectuate the conversion of all then outstanding Series B Preferred Stock under this paragraph (f). The procedures and other provisions of this Series B Preferred Stock as set forth with respect to a conversion at the election of the Holder shall otherwise apply to conversions under this paragraph (f) as if conversions under this paragraph (f) were conversions by such Holder otherwise under this Series B Preferred Stock. “Second Closing” shall mean the date on which the Series B Preferred Stock is issued to the Holder.

(g)           Automatic Conversion.  Provided that no Equity Condition Failure then exists, the entire then outstanding amount of this Series B Preferred Stock shall automatically convert into shares of Common Stock at the then applicable Conversion Price on the first anniversary of the Second Closing.  To the extent that the limitations set forth in paragraph (e) above limit the number of shares of Series B Preferred Stock that may be so converted, then from time to time thereafter the amount to be converted under this paragraph (g) shall be limited at such time so as to comply with the limitations set forth in paragraph (e) above and from time to time thereafter the remaining outstanding portion of this Series B Preferred Stock shall automatically convert into shares of Common Stock at then applicable Conversion Price at the time of such subsequent conversion in compliance with the limitations set forth in paragraph (e) above until remaining outstanding shares of this Series B Preferred Stock have been converted into Common Stock.  The procedures and other provisions of this Series B Preferred Stock as set forth with respect to a conversion at the election of the Holder shall otherwise apply to conversions under this paragraph (g) as if conversions under this paragraph (g) were conversions by such Holder otherwise under this Series B Preferred Stock.

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5.             Rights Upon Issuance of Purchase Rights and Other Corporate Events.

(a)           Purchase Rights. In addition to any adjustments pursuant to Section 6 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of all the shares of Series B Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the shares of Series B Preferred Stock) held by such Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage).

(b)           Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any transaction  pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that each Holder will thereafter have the right to receive upon a conversion of all the shares of Series B Preferred Stock held by such Holder in addition to the shares of Common Stock receivable upon such conversion (if all shares of Common Stock were not converted into or exchanged for other shares, securities, assets (including, without limitation, cash), property or rights), such shares, securities, assets (including, without limitation, cash), property and other  rights securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Series B Preferred Stock contained in this Certificate of Designations). The provisions of this paragraph (b) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of the shares of Series B Preferred Stock contained in this Certificate of Designations.  In the event that the limitations set forth in Section 4(e) above would otherwise apply to limit shares of Common Stock or other securities registered under the 1934 Act and as to which Section 13 thereof applies, then securities to be received under this paragraph (b) shall continue to be subject to the limitations of Section 4(e) above as if such Section 4(e) were expressly applicable to it and the right to receive securities under this paragraph (b) shall be stayed from time to time to the extent (but only to the extent) necessary to comply with such limitations as if such limitations expressly applied thereto.

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6.             Rights Upon Issuance of Other Securities.

(a)          Adjustment of Fixed Conversion Price upon Issuance of Common Stock.  If and whenever on or after the Subscription Date the Company issues or sells, or in accordance with this Section 6(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Fixed Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Fixed Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Fixed Conversion Price then in effect shall be reduced to an amount equal to the “FCP1” below (provided, however, that the Fixed Conversion Price shall not be reduced as set forth below with respect to any Holder that has participated in the Dilutive Issuance):

     OB + (AC /FCP)
FCP1 =    FCP   x    _________________

               OA

FCP = the Fixed Conversion Price in effect immediately prior to such Dilutive Issuance

OB = the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such Dilutive Issuance

AC = the consideration, if any, received by the Company upon such Dilutive Issuance

OA = the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance.

For all purposes of the foregoing (including, without limitation, determining the adjusted Fixed Conversion Price and consideration per share under this Section 6), the following shall be applicable:

(i)           Issuance of Options.  If the Company in any manner grants or sells any Options (excluding any Excluded Securities) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 6(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

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(ii)           Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities (excluding any Excluded Securities) and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For purposes of this Section 6(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price has been or is to be made pursuant to other provisions of this Section 6(a), except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale.

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(iii)           Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (in all such cases, excluding any Excluded Securities), the Fixed Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 6(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 6(a) shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

(iv)           Calculation of Consideration Received. If any Option or Convertible Security is issued or deemed issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company, together comprising one integrated transaction, (x) such Option or Convertible Security (as applicable) will be deemed to have been issued for consideration equal to the Black Scholes Consideration Value thereof and (y) the other securities issued or sold or deemed to have been issued or sold in such integrated transaction shall be deemed to have been issued for consideration equal to the difference of (I) the aggregate consideration received by the Company minus (II) the Black Scholes Consideration Value of each such Option or Convertible Security (as applicable).  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the average VWAP of such security for the five (5) Trading Day period immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

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(v)           Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(b)           Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Section 6(a), if the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 6(a), if the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 6(b) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 6(b) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(c)           Other Events. In the event that the Company shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect any Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall in good faith determine and implement an appropriate adjustment in the Fixed Conversion Price so as to protect the rights of such Holder, provided that no such adjustment pursuant to this Section 6(c) will increase the Fixed Conversion Price as otherwise determined pursuant to this Section 6, provided further that if such Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Board and such Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

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7.             Authorized Shares.

(a)           Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to 150% of the Conversion Rate with respect to the Conversion Amount of each share of Series B Preferred Stock as of the Initial Issuance Date. So long as any of the shares of Series B Preferred Stock are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, 200% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the shares of Series B Preferred Stock then outstanding, provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in this Certificate of Designations) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the shares of Series B Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of shares of Series B Preferred Stock held by each Holder on the Initial Issuance Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s shares of Series B Preferred Stock, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any shares of Series B Preferred Stock shall be allocated to the remaining Holders of shares of Series B Preferred Stock (if any), pro rata based on the number of shares of Series B Preferred Stock then held by such Holders.

(b)           Insufficient Authorized Shares.  If, notwithstanding Section 7(a) and not in limitation thereof, at any time while any of the shares of Series B Preferred Stock remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the shares of Series B Preferred Stock at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve and have available the Required Amount for all of the shares of Series B Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board to recommend to the stockholders that they approve such proposal.

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8.           Voting Rights. Holders of shares of Series B Preferred Stock shall have no voting rights, except as required by law (including without limitation, the DGCL) and as expressly provided in this Certificate of Designations. To the extent that under the DGCL the vote of the holders of the Series B Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of all of the shares of the Series B Preferred Stock, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is presented or by written consent of all of the shares of Series B Preferred Stock (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. Subject to Section 4(e), to the extent that under the DGCL holders of the Series B Preferred Stock are entitled to vote on a matter with holders of shares of Common Stock, voting together as one class, each share of Series B Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in Section 4(e) hereof) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the Conversion Price is calculated. Holders of the Series B Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Company’s bylaws and the DGCL).

9.           Liquidation, Dissolution, Winding-Up. Without limiting any other provision of this Certificate of Designations, upon any Liquidation Event, each of the Holders shall be entitled to receive in cash out of the assets of the Company available for distribution to its stockholders, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Preferred Stock upon such Liquidation Event, but before any payment shall be made to the holders of Junior Stock, an amount in cash with respect to each share of Series B Preferred Stock then held by such Holder equal to the amount per share such Holder would receive if such Holder converted such share of Series B Preferred Stock into Common Stock immediately prior to such Liquidation Event. If upon any such Liquidation Event, the remaining assets of the Company available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay each Holder and each holder of shares of Parity Stock the full amount to which they shall be entitled, then the Holders and the holders of shares of Parity Stock, shall share ratably in any distribution of the remaining assets of the Company in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. All the preferential amounts to be paid to the Holders under this Section 9 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 9 applies.

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10.           Participation. In addition to any adjustments pursuant to Section 6, the Holders shall, as holders of shares of Series B Preferred Stock, be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Holders had converted each share of Series B Preferred Stock held by each of them into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock (provided, however, to the extent that a Holder’s right to participate in any such dividend or distribution would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage).

11.           Vote to Change the Terms of or Issue Series B Preferred Stock.  In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (a) amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series B Preferred Stock, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Series B Preferred Stock; (c) without limiting any provision of Section 2, create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Series B Preferred Stock with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (d) purchase, repurchase or redeem any shares of capital stock of the Company junior in rank to the Series B Preferred Stock (other than pursuant to equity incentive agreements (that have in good faith been approved by the Board) with employees giving the Company the right to repurchase shares upon the termination of services); (e) without limiting any provision of Section 2, pay dividends or make any other distribution on any shares of any capital stock of the Company junior in rank to the Series B Preferred Stock; (f) issue any shares of Series B Preferred Stock other than pursuant to the Securities Purchase Agreement; or (g) without limiting any provision of Section 14, whether or not prohibited by the terms of the Series B Preferred Stock, circumvent a right of the Series B Preferred Stock.

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12.           Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing shares of Series B Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

13.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of this Certificate of Designations (including, without limitation, compliance with Section 6).

14.           Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any shares of Series B Preferred Stock above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of shares of Series B Preferred Stock and (iii) shall, so long as any shares of Series B Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the shares of Series B Preferred Stock then outstanding (without regard to any limitations on conversion contained herein).

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15.           Failure or Indulgence Not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

16.           Notices. The Company shall provide each Holder of Series B Preferred Stock with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. Without limiting the generality of the foregoing, the Company shall give written notice to each Holder (i) promptly following any adjustment of the Fixed Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, and, in each case, provided that such information shall be made known to the public prior to, or simultaneously with, such notice being provided to any Holder and such time period shall be shall be shortened under this clause (ii) to equal the notice or disclosure given to the public or the holders of Common Stock if such disclosure or notice is less than ten (10) days.

17.           Transfer of Series B Preferred Stock. A Holder may transfer some or all of its shares of Series B Preferred Stock without the consent of the Company.

18.           Series B Preferred Stock Register.  The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series B Preferred Stock, in which the Company shall record the name, address and facsimile number of the Persons in whose name the shares of Series B Preferred Stock have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Series B Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

19.           Stockholder Matters; Amendment.

(a)           Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the DGCL, the Certificate of Incorporation, this Certificate of Designations or otherwise with respect to the Series B Preferred Stock may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

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(b)           Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required and in the manner required pursuant to the DGCL and the Certificate of Incorporation.

20.           Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price, the Closing Bid Price, the Closing Sale Price or fair market value (as the case may be) or the arithmetic calculation of the Conversion Rate, or other applicable matter, the Company or the applicable Holder (as the case may be) shall  submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile (i) within five (5) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or such Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after such Holder learned of the circumstances giving rise to such dispute (including, without limitation, as to whether any issuance or sale or deemed issuance or sale was an issuance or sale or deemed issuance or sale of Excluded Securities). If such Holder and the Company are unable to agree upon such determination or calculation or resolution within two (2) Business Days of such disputed determination or arithmetic calculation or other dispute (as the case may be) being submitted to the Company or such Holder (as the case may be), then, if elected by Holder, the Company shall, within two (2) Business Days, submit via facsimile (a) the disputed determination of the Conversion Price, the Closing Bid Price, the Closing Sale Price or fair market value (as the case may be) to an independent, reputable investment bank selected by such Holder or (b) the disputed arithmetic calculation of the Conversion Rate  to an independent, outside accountant selected by such Holder (other than the Company’s independent, outside accountant) or (c) such other dispute to a reputable independent professional selected by Holder. The Company shall cause at its expense the investment bank or the accountant or such other professional (as the case may be) to perform the determinations or calculations or resolve the dispute in question (as the case may be) and notify the Company and such Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations or other dispute (as the case may be). Such investment bank’s or accountant’s or other professional’s determination or calculation or resolution (as the case may be) shall be binding upon all parties absent demonstrable error or fraud.

21.           No Redemption Right. The shares of Series B Preferred Stock shall not be redeemable either at the Company’s option or at the option of any of the Holders at any time.

22.           Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)           “1934 Act” means the Securities Exchange Act of 1934, as amended.

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(b)           “Black Scholes Consideration Value” means the value of the applicable Option or Convertible Security (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option or Convertible Security (as the case may be) as of the date of issuance of such Option or Convertible Security (as the case may be) and (iii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option or Convertible Security (as the case may be).

(c)           “Bloomberg” means Bloomberg, L.P.

(d)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e)           “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply,  the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink OTC Markets Inc. (formerly Pinks Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder. If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 20. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(f)           “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(g)           “Common Stock Deemed Outstanding” means, as of the particular time of determination, the number of shares of Common Stock actually issued and outstanding at such time (but excluding any issued and outstanding shares of Common Stock owned or held by or for the account of the Company).

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(h)           “Conversion Amount” means, with respect to each share of Series B Preferred Stock, as of the applicable date of determination, the Stated Value.

(i)           “Conversion Price” means, with respect to each share of Series B Preferred Stock, as of any Conversion Date or other applicable date of determination, the lesser of (i) $0.187 subject to adjustment as provided herein, (the “Fixed Conversion Price”) and (2) the Market Price (as herein defined) (the “Non-Fixed Conversion Price”).

(j)           “Conversion Share Ratio” means as to any applicable Automatic Conversion Date, the quotient of (i) the number of Pre-Automatic Conversion Shares delivered in connection with such Automatic Conversion divided by (ii) the number of Post-Automatic Conversion Shares applicable to such Automatic Conversion Date.

(k)           “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(l)           “Eligible Market” means The New York Stock Exchange, the NYSE Amex, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the Principal Market.

(m)           “Equity Conditions” shall have the meaning set forth in the Warrants.

(n)           “Equity Conditions Failure” shall have the meaning set forth in the Warrants.

(o)           “Excluded Securities” shall have the meaning set forth in the Securities Purchase Agreement.

(p)           “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company.

(q)           “Market Price” means, as of any particular time of determination, the Closing Bid Price as of the then last completed Trading Day.

(r)           “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(s)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

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(t)           “Principal Market” means the OTC Bulletin Board.

(u)           “Pro Rata Amount” means, as of the applicable date of determination, with respect to a particular Holder, a fraction (i) the numerator of which is the aggregate number of shares of Series B Preferred Stock held by such Holder as of such date of determination and (ii) the denominator of which is the aggregate number of shares of Series B Preferred Stock outstanding as of such date of determination.

(v)           “SEC” means the Securities and Exchange Commission or the successor thereto.

(w)           “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the initial holders of Series B Preferred Stock, dated as of the Subscription Date, as may be amended from time to time in accordance with the terms thereof.

(x)           “Series A Warrants” means, collectively, all of the Series A Warrants to purchase Common Stock issued by the Company pursuant to the terms of the Securities Purchase Agreement, as may be amended from time in accordance with the terms thereof, and all warrants issued in exchange therefor or replacement thereof.

(y)           “Series B Warrants” means, collectively, all of the Series B Warrants to purchase Common Stock issued by the Company pursuant to the terms of the Securities Purchase Agreement, as may be amended from time in accordance with the terms thereof, and all warrants issued in exchange therefor or replacement thereof.

(z)           “Series C Warrants” means, collectively, all of the Series C Warrants to purchase Common Stock issued by the Company pursuant to the terms of the Securities Purchase Agreement, as may be amended from time in accordance with the terms thereof, and all warrants issued in exchange therefor or replacement thereof.

(aa)           “Stated Value” shall mean $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Series B Preferred Stock.

(bb)           “Subscription Date” means July 19, 2013.

(cc)           “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders.

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(dd)           “Transaction Documents” means the Securities Purchase Agreement, this Certificate of Designations, the Warrants and each of the other agreements and instruments entered into or delivered by the Company or any of the Holders in connection with the transactions contemplated by the Securities Purchase Agreement, all as may be amended from time to time in accordance with the terms thereof.

(ee)           “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(ff)           “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink OTC Markets Inc. (formerly Pinks Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder. If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 20. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(gg)           “Warrants” means, collectively, the Series A Warrants, the Series B Warrants and the Series C Warrants, as may be amended from time to time in accordance with the terms thereof, and all warrants issued in exchange therefor or replacement thereof.

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23.           Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company, the Company shall simultaneously with any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company, the Company so shall indicate to each Holder contemporaneously with delivery of such notice, and in the absence of any such indication, each Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company. Nothing contained in this Section 23 shall limit any obligations of the Company, or any rights of any Holder, under Section 4(j) of the Securities Purchase Agreement.

*  *  *  *  *

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EXHIBIT I

APPLIED DNA SCIENCES, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock of Applied DNA Sciences, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”), of Applied DNA Sciences, Inc., a Delaware corporation (the “Company”), indicated below into shares of common stock, $0.001 value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:_________________________________________________________________________

Number of shares of Series B Preferred Stock to be converted:__________________________________________

Share certificate no(s). of Series B Preferred Stock to be converted:______________________________________

Tax ID Number (If applicable): _________________________________________________________________

Applicable Conversion Price:

     Fill in one of the following:

          Fixed Conversion Price: $_______

          Non-Fixed Conversion Prices: $_______

Number of shares of Common Stock to be issued:___________________________________________________

Please issue the shares of Common Stock into which the shares of Series B Preferred Stock are being converted in the following name and to the following address:

Issue to:___________________________________________
_________________________________________

Address: _________________________________________

Telephone Number: _________________________________

Facsimile Number: _________________________________________

Holder:__________________________________________________

By:________________________________
Title:_______________________________

Dated:_____________________________

Account Number (if electronic book entry transfer):_________________________________________________

Transaction Code Number (if electronic book entry transfer):__________________________________________

EXHIBIT II

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [______________] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated [_________ __, 20__] from the Company and acknowledged and agreed to by [______________].

APPLIED DNA SCIENCES, INC.

By:
Name:
Title:

*     *     *     *     *     *

The undersigned declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate of Designations of are true and correct of his own knowledge.

The undersigned has executed this certificate on July  , 2013.

Name: James A. Hayward
Title: Chief Executive Officer

[Signature Page to Certificate of Designations of Applied DNA Sciences, Inc.]